Exhibit 10.1

MONTPELIER RE HOLDINGS LTD.
AMENDED AND RESTATED SEVERANCE PLAN

Amended and Restated as of March 30, 2015

Preamble

This Plan is established to provide severance benefits to certain executives of the Company in the event of a termination of employment in connection with a Change in Control.  This is an amendment and restatement of the Plan as in effect as of January 1, 2005 and amended on June 30, 2010 and May 18, 2012.

ARTICLE I.
DEFINITIONS

1.1. Cause shall have the meaning set forth in any Service Agreement (as defined below) between the Executive and the Company or, if not defined in a Service Agreement, shall mean (a) the Executive’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony (or, for purposes of U.K. law, an imprisonable offense); (b) the wilful and continued failure by the Executive to substantially perform any material duties set forth in any Service Agreement between the Executive and the Company or as otherwise reasonably assigned to the Executive from time to time (other than any such failure resulting from Executive’s Disability), in each case, after written demand for substantial performance is delivered by the Company to the Executive that identifies the manner in which the Company believes the Executive has not substantially performed such duties; (c) the commission of an act by the Executive involving moral turpitude, which could be reasonably expected to have a materially adverse effect on the Company; (d) fraud, misappropriation, embezzlement or intentional breach of fiduciary duty by the Executive with respect to the Company; (e) the Executive’s wilful malfeasance in connection with such Executive’s employment or service that has, in the Company’s determination, materially adversely affected the Company; or (f) a material violation of any policy of the Company, or a material breach of any agreement between the Executive and the Company, that could, in each case, be reasonably expected to have a material adverse effect on the Company.  Except in the case of clause (a) of this Section 1.1, Cause shall not exist, whether defined in a Service Agreement or otherwise under the Plan, until and unless the Board of Directors of the Company has given the Executive written notice of the applicable circumstances constituting Cause within 30 days of the date the Board of Directors of the Company has actual knowledge of such circumstances.  Such notice shall specifically delineate such claimed circumstances and shall inform the Executive that the Executive is required to cure such circumstances (if curable) within 30 days (the “Cause Cure Period”) after such notice is given in accordance with the Company’s customary practices and procedures for providing notification to the Executive.  If such circumstances are not so cured (or are not curable), the Company may terminate the Executive’s employment with Cause for purposes of Section 2.1 of the Plan within a reasonable time after the end of the Cause Cure Period.  If such circumstances are cured within the Cause Cure Period, any termination of the Executive’s employment by the Company (other than due to death or Disability) shall be a termination without Cause for purposes of Section 2.1 of the Plan.

1.2. Change in Control shall have the same meaning as set forth in Article 2 of the Montpelier Re Holdings Ltd. 2012 Long-Term Incentive Plan (the “LTIP”).

1.3. Code shall mean the U.S. Internal Revenue Code of 1986, as the same may be amended from time to time.

1.4. Committee shall mean the Compensation and Nominating Committee of the Company, or such other committee having responsibility for executive compensation, as appointed by the Board of Directors of the Company.

1.5. Company shall mean Montpelier Re Holdings Ltd., its subsidiaries and affiliates, successors and assigns, as well as any other corporation, partnership, or other type of business entity into which the Company may be merged, consolidated or otherwise combined.

1.6. Constructive Termination shall (a) have the meaning, and shall be determined in accordance with the procedures, set forth in any Service Agreement between the Executive and the Company and (b) if not defined in a Service Agreement, shall mean a termination of employment by an Executive for Good Reason; provided that the Executive must provide written notice to the Company, as applicable, stating the circumstances believed to constitute Good Reason within 60 days of the initial existence of such circumstances, and, if such circumstance may reasonably be remedied, the Company shall have 30 days to effect that remedy; provided, however, that if such circumstance is not remedied within that 30-day period, or is not capable of being remedied, the Executive may terminate employment by submitting a notice of termination to the Company, as applicable; provided, that the notice of termination invoking the Executive’s right to a Constructive Termination pursuant to this clause (b) must provide that the Executive’s termination of employment will be effective no later than 45 days after the later of (i) the initial occurrence of the circumstances constituting Good Reason and (ii) the end of such 30-day cure period, if applicable.

1.7. Disability means disability of an Executive such as would entitle the Executive to receive disability income benefits pursuant to the long-term disability plan of the Company then covering the Executive or, if no such plan exists or is applicable to the Executive, the permanent and total disability of the Executive within the meaning of Section 22(e)(3) of the Code.

1.8. Effective Date shall mean January 1, 2005.

1.9. Executive shall mean each such officer of the Company as the Committee in its discretion may deem eligible to participate in the Plan from time to time.

1.10. Good Reason shall have the meaning set forth in any Service Agreement between the Executive and the Company or, if not defined in a Service Agreement, shall mean (a) assignment to the Executive of duties inconsistent with the Executive’s position, authority, duties or responsibilities in effect prior to the Change in Control or any other action by the Company that results in a diminution in the Executive’s position, authority, duties or responsibilities in effect prior to the Change in Control, (b) a decrease in the Executive’s salary or bonus opportunity (including annual performance-based equity awards or equity awards granted in lieu of salary, in each case, granted under the LTIP, a successor plan or similar equity incentive plan if the LTIP is no longer in effect) or (c) a relocation of the Executive’s principal place of employment by more than fifty miles from the location at which the Executive is then principally employed (or in the case of an Executive located in Bermuda, a relocation of such Executive’s place of employment from Bermuda), in each case, without the consent of the Executive.

1.11. Group A Benefits means severance benefits calculated pursuant to Section 2.2(a) of the Plan.

1.12. Group B Benefits means severance benefits calculated pursuant to Section 2.2(b) of the Plan.

1.13. Plan means this Amended and Restated Montpelier Re Holdings Ltd. Severance Plan.

1.14. Protection Period means the period commencing on the date of a Change in Control and ending on the second anniversary of the Change in Control.

1.15. Salary shall mean the Executive’s annual rate of base pay, provided however, that none of the following shall be included as base pay: reimbursement or other expense allowances; fringe benefits (cash and non-cash); moving expenses; deferred compensation; welfare benefits; incentive or bonus payments; housing/accommodation allowances; pension contributions; and any other payments which are not part of an Executive’s base pay, as determined by the Committee in its sole discretion.  Notwithstanding the above, the Executive’s Salary shall be determined without regard to whether a portion of an Executive’s Salary is contributed or deferred under any plan of the Company or is not includable in the gross income of the Executive under Code §§ 125, 402(e)(3), or 402(h).

1.16. Service Agreement means the Service Agreement entered into between the Executive and the Company.

1.17. Severance Date means the date the Executive’s employment with the Company terminates pursuant to Section 2.1 of the Plan.

ARTICLE II.
SEVERANCE BENEFIT

2.1. Entitlement to Severance Benefits. Notwithstanding any language contained in an Executive’s Service Agreement to the contrary, on and after the Effective Date, each Executive shall be entitled to benefits pursuant to this Article II upon a termination of the Executive’s employment by the Company without Cause (and other than due to death or Disability) or by the Executive due to Constructive Termination, in each case during the Protection Period, subject to Executive’s compliance with Section 2.3 of the Plan; provided that, (a) if the Executive has been provided with notice of termination by the Company without Cause during the Protection Period or (b) a circumstance giving rise to a Constructive Termination occurs during the Protection Period, then the termination pursuant to such notice of termination or Constructive Termination, as applicable, shall be deemed to occur during the Protection Period for purposes of this Section 2.1 regardless of whether the Severance Date occurs during the Protection Period.

2.2. Severance Benefit. The Committee shall, in its sole discretion, determine whether an Executive shall receive Group A Benefits (“Group A Executive”) or Group B Benefits (“Group B Executive”), unless such benefits are specifically provided for pursuant to the terms of a Service Agreement.

(a) Group A Benefits. Subject to the provisions of Section 2.3 of the Plan, within sixty-five (65) days after the occurrence of a Group A Executive’s termination of employment described in

Section 2.1 of the Plan, or such later date as required under Section 5.7 of the Plan, the Company shall pay to such Executive a lump sum cash payment equal to the product of three (3) times the sum of:

(i) the Executive’s Salary at the greater of: (1) the annual rate in effect on the Executive’s Severance Date, or (2) the annual rate in effect on the date of the Change in Control; plus

(ii) the Executive’s highest annual bonus in respect of the three (3) years completed prior to the year of the Change in Control, regardless of whether such bonus has been paid as of the Severance Date.

(b) Group B Benefits. Subject to the provisions of Section 2.3 of the Plan, within sixty-five (65) days after the occurrence of a Group B Executive’s termination of employment described in Section 2.1 of the Plan, or such later date as required under Section 5.7 of the Plan, the Company shall pay to such Executive a lump sum cash payment equal to the product of two (2) times the sum of:

(i) the Executive’s Salary at the greater of: (1) the annual rate in effect on the Executive’s Severance Date, or (2) the annual rate in effect on the date of the Change in Control; plus

(ii) the Executive’s highest annual bonus in respect of the three (3) years completed prior to the year of the Change in Control, regardless of whether such bonus has been paid as of the Severance Date.

(c) Certain Reductions Disregarded. For purposes of determining an Executive’s Salary and target bonus opportunity under this Section 2.2, any reduction in Salary or target bonus opportunity that would constitute a Constructive Termination shall be deemed not to have occurred.

(d) Payment in Lieu of Service Agreement, Statutory Severance or Other Company Programs. The payment of benefits pursuant to this Article II shall be in lieu of any salary continuation payments or other cash severance pay to which the Executive might otherwise be entitled to receive under such Executive’s Service Agreement, statutory requirements in the jurisdiction in which such Executive is employed or other severance plans, programs or arrangements sponsored or maintained by the Company (other than any plans, programs or arrangements implemented in connection with a Change in Control such as retention bonus awards). For the avoidance of doubt, unless expressly provided otherwise in an Executive’s Service Agreement, the right to continued medical benefits and any other payments under an Executive’s Service Agreement not referenced in this Section 2.2(d) shall not be affected by the payment of benefits pursuant to this Article II.

(e) Withholding. Payment of Severance Benefits to an Executive shall be subject to any applicable withholding requirements for income tax, state, payroll tax, hospital levy, local and federal income taxes, national insurance contributions, and Social Security taxes.

2.3. Requirement of General Release. Payment of a Severance Benefit shall be subject to and conditioned upon the Executive’s execution of a Release of Claims (the “Release”) in the forms attached hereto as Exhibit A, for U.S. and Bermuda employees, and Exhibit B, for U.K. employees, as such forms may be revised from time to time solely as necessary to comply with applicable law (including to the extent necessary to make the Release enforceable in the jurisdiction in which the Executive was employed), and such Release becoming irrevocable within 60 days following the effective date of the Executive’s termination of employment.

2.4. Payment of Severance Benefits on Death of Executive. In the event of the death of the Executive after becoming entitled to, but prior to the payment of, a Severance Benefit, the Severance Benefit shall be paid to the estate of the Executive in accordance with applicable laws, and such payment shall be a complete discharge to the Company, the Committee and this Plan of the obligation to provide such Severance Benefit.

2.5. Section 280G of the Code.

(a)              In the event it is determined by an independent internationally recognized public accounting firm (the “Accountant”) that part or all of the consideration, compensation or benefits to be paid to an Executive under the Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to an Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to the Executive or for the Executive’s benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount.  In connection with making determinations under this Section 2.5, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including any amounts payable to the Executive following termination of employment with respect to any non-competition provisions that may apply, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(b)              If the determination made pursuant to Section 2.5(a) of the Plan results in a reduction of the payments that would otherwise be paid to an Executive except for the application of Section 2.5(a) of the Plan, the Company shall promptly give notice of such determination to the Executive and the Executive and his or her tax advisors shall have the right to consult with the Accountant regarding the Accountant’s calculations.  Any reduction in payments shall be first applied to reduce any cash payments that the Executive would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, the Executive elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Executive to additional taxation under Section 409A of the Code.

(c)              As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the Executive’s benefit pursuant to the Plan which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the Executive’s benefit pursuant to the Plan could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the Executive’s benefit shall be repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.  In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the Executive’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(d)              In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this Section 2.5, the affected Executives shall control the issues involved in such dispute and make all final determinations with regard to such issues.  Notwithstanding anything herein to the contrary, the Company shall promptly pay, upon demand by the Executive, all legal fees, court costs, fees of experts and other costs and expenses which the Executive incurs no later than 10 years following the Executive’s death in any actual, threatened or contemplated contest of the determinations under the provisions of this Section 2.5.

ARTICLE III.
ADMINISTRATION OF PLAN

3.1. Allocation of Responsibility. The Plan shall be administered by the Committee, which shall act in good faith with respect to the administrative authority granted in this Section 3.1 or otherwise under the Plan. The Committee shall be authorized to interpret the Plan and to establish, amend and rescind any rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.

3.2. Insurance and Indemnity.

(a) Insurance. The Company, in its discretion, may obtain a policy(ies) of insurance, insuring any individual to whom fiduciary responsibility with respect to the Plan has been delegated against any and all costs and liabilities (including attorneys’ fees) incurred as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and any applicable law.

(b) Indemnity. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

ARTICLE IV.

AMENDMENT, TERMINATION, MERGER, CONSOLIDATION AND ADOPTION

4.1. Right to Amend Plan. This Plan may be amended and/or terminated by the Board of Directors of Montpelier Re Holdings Ltd. at any time; provided, however, that, the Plan may not be terminated or amended during the Protection Period or following the Protection Period at a time when an Executive is entitled to receive a Severance Benefit in a manner that adversely affects any Executive without the written consent of such Executive.

4.2. Section 3.2. Section 3.2 of the Plan shall survive any termination of the Plan and such Section shall not be amended except to increase the indemnification and/or insurance of the individuals appointed to the Committee.

4.3. Merger, Consolidation, or Assignment of Obligation. This Plan may be merged or consolidated with any other plan subject to treating such merger or consolidation as an amendment.

ARTICLE V.
GENERAL PROVISIONS

5.1. Executive’s Rights to Employment, Etc. Nothing in the Plan shall be construed to give any Executive any rights to continued employment, any legal or equitable right against the Company, or any officer or employee thereof, except as expressly provided.

5.2. Claims Procedure.

(a) Filing a Claim. All requests for benefits under the Plan shall be directed to the attention of the Committee in writing.

(b) Notification of Denial. If the Committee determines that the claimant is not entitled to receive any of the benefits claimed, the claimant shall be informed in writing of the specific reason(s) for the denial within 90 days after the Committee receives the claim unless extended by the Committee by written notice to the claimant (such extension not to exceed an additional 90 days). If the claimant is not notified within the period described above, the claim shall be deemed denied and the claimant may then request review of the denial, subject to the provisions of subsection (c) below.

(c) Review Procedures. The claimant may, within 60 days after notice of the Committee’s decision, request a review of the decision, and may submit further information to establish his or her rights to such benefits. The Committee shall render its final decision with the specific reasons in writing within 60 days of receipt of claimant’s request for a review, unless special circumstances require a further extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review.

5.3. Nonalienation or Assignment. None of the benefits under the Plan is subject to the claims of creditors of any Executive, and will not be subject to attachment, garnishment, or any other legal process whatsoever. An Executive may not assign, sell, borrow on, or otherwise encumber any of his or her accrued benefits in the Plan, nor shall any such benefits be in any manner liable for or subject to the deeds, contracts, liabilities, engagements, or torts of any Executive.

5.4. Applicable Law. This plan shall be administered in Bermuda and its validity, construction, and all rights hereunder shall be governed by the law of Bermuda.

If any provision of the Plan shall be held invalid or unenforceable, the remaining provisions shall continue to be fully effective.

5.5. Arbitration.  (a) Any dispute arising out of this Agreement shall be decided by arbitration. The arbitration shall be conducted by a sole arbitrator and in default of agreement; the arbitrator shall be appointed by the Appointments’ Committee of the Chartered Institute of Arbitrators Bermuda Branch.

(b) Location; Applicable Law. The arbitration shall take place in Bermuda unless otherwise agreed in writing by the Company and an Executive, and the governing law and procedure of the arbitration shall be Bermuda. The arbitration shall be conducted in accordance with the provisions of UNCITRAL MODEL LAW (“Model Law”) as same is set out and incorporated in the Bermuda International Conciliation and Arbitration Act 1993 (the “Act”), as amended and supplemented and in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties.

(c) Power of the Arbitrator.  In addition to the authority conferred on the arbitrator by the Model Law and/or the Act, the arbitrator shall have discretionary power to make orders as to any matters which it may consider proper in the circumstances of the case with regard to pleadings, discovery, inspection of the documents, examination of witnesses and any other matter whatsoever relating to conduct of the arbitration and may receive and act upon such evidence whether oral or written strictly admissible or not as it shall in its discretion think fit.

(d) Award of the Arbitrator. The award of the arbitrator shall be in writing, state reasons for the award and be final and binding upon the parties who covenant to carry out the same. The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  All costs of the arbitration shall be at the discretion of the arbitrator who may direct to who and by whom and in what manner they shall be paid.

5.6. Reliance on Records. The Company and each member of the Committee shall be entitled to rely conclusively on opinions and reports furnished by accountants, counsel or other experts employed by the Committee or the Company.

5.7. Section 409A and 457A of the Code.  It is intended that the Plan shall be exempt from Sections 409A and 457A of the Code pursuant to the “short-term deferral” rule applicable to each such section and the “separation pay plan” rule applicable to Section 409A of the Code, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.  Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Sections 409A and 457A of the Code, in the event it is determined that any amount payable under the Plan, including any reimbursements, is subject to Section 409A or Section 457A of the Code and the applicable Executive is subject to U.S. federal income taxation, the following provisions will apply in respect of such amount and the applicable Executive:

(a)  Notwithstanding anything in the Plan to the contrary, (i) if at the time of an Executive’s termination of employment with the Company such Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

(b)  Except as specifically permitted by Section 409A of the Code or as otherwise specifically set forth in the Plan, the benefits and reimbursements provided to the Executive under the Plan and any other plans, policies, arrangements and agreements of the Company during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of the Plan or any other plans, policies, arrangements and agreements of the Company in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, reimbursement payments shall be made to the Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(c)  If and to the extent required by Section 457A of the Code, and subject to Section 409A of the Code, any “Ineligible Compensation” that is attributable to services performed for a “nonqualified entity” (within the meaning of Section 457A of the Code) (a “Nonqualified Entity”), as adjusted for any earnings and losses attributable thereto, shall be paid to an Executive no later than the last day of the 12th month after the end of the taxable year of such Nonqualified Entity during which the right to the payment of such Ineligible Compensation is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 457A of the Code.  For purposes of the Plan, “Ineligible Compensation” means compensation relating to services performed for the benefit or on behalf of a Nonqualified Entity as determined by the Company in its sole discretion regardless of whether the cost of such compensation is actually borne by the Company.  To the extent an Executive performs such services for a Nonqualified Entity, the determination of what portion of such compensation shall be considered Ineligible Compensation shall also be made by the Company in its sole discretion.

ARTICLE VI.
BENEFIT OBLIGATIONS

6.1. General Provisions. All obligations to an Executive created under this Plan shall be the sole responsibility, liability and obligation of the Company. No Executive shall have a preferred claim on, or any beneficial ownership interest in, any specific assets of the Company. To the extent that any Executive acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.2. Executive Contributions. No contributions shall be made by any Executive in order to receive Severance Benefits under this Plan.

IN WITNESS WHEREOF, this Amended and Restated Severance Plan has been executed by the appropriate officers of Montpelier Re Holdings, Ltd. as of March 30, 2015.

MONTPELIER RE HOLDINGS LTD.

By:	/s/ Jonathan B. Kim

Title:	General Counsel, Secretary and SVP

Date:	March 30, 2015